WELD ASIA ASSOCIATES (AF2026)

(Registered with US PCAOB and Malaysia MIA)

13-8, The Boulevard Office, Mid Valley City,

Lingkaran Syed Putra, 59200 Kuala Lumpur, Malaysia.

T : (603) 2284 5126 ; (603) 2284 6126

F : (603) 2284 7126

E : info@weldaudit.com

W : www.weldaudit.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

DSWISS, INC.

We consent to the inclusion in the Registration Statement on Form S-1 of DSWISS, INC. of our report dated November 12, 2015, relating to our audit of the consolidated balance sheets of DSWISS, INC. as of December 31, 2014 and 2013, and the related consolidated statements of operations and comprehensive income, stockholders' equity, and cash flows for the years ended December 31, 2014 and 2013

We also consent to the reference to us under the caption “Interest of Named Experts and Counsel” in the Registration Statement.

/s/ WELD ASIA ASSOCIATES
WELD ASIA ASSOCIATES Date: November 12, 2015 Kuala Lumpur, Malaysia